AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     This Amendment to Amended and Restated Loan and Security Agreement is made to that certain Amended and Restated Loan and Security Agreement entered into on October 1, 1994 ("Agreement") by and between GEHL COMPANY, and its subsidiaries/divisions including but not limited to Hedlund Martin, Inc., and Gehl Power Products, Inc. (collectively and individually "Gehl Company"), DEUTSCHE FINANCIAL SERVICES CORPORATION, f/k/a ITT Commercial Finance Corp., ("DFS") and DEUTSCHE FINANCIAL SERVICES CANADA CORPORATION, successor in interest to ITT Commercial Finance, a Division of ITT Industries of Canada Ltd., (Deutsche Financial Services Corporation and Deutsche Financial Services Canada Corporation are individually and collectively referred to as "DFS").

     FOR GOOD AND VALUE CONSIDERATION RECEIVED, Gehl Company and DFS agree to amend the Agreement as follows:

1.   The  following  definitions are  incorporated  into  Section  1.1  of the
Agreement:

     "Bankers' Acceptance Loans"  shall mean loans bearing interest at  a rate
     determined  by  reference   to  the  Bankers'  Acceptance  Rate  (Reserve
     Adjusted).

     "Bankers' Acceptance Rate" shall mean, for Canadian Loans, for any calendar week commencing on Tuesday of such week, the average rate for one month Canadian dollar bankers' acceptances that appear on the Reuters Screen CDOR (Canadian Deposit Offered Rate) page as of 10:00 a.m. Toronto time on (a) the Monday immediately preceding, or (b) if any such Monday is not a business day, then on the business day immediately preceding such Monday.

     "Bankers' Acceptance Rate (Reserve Adjusted)" shall mean, for Canadian loans, the rate per annum obtained by dividing the Bankers' Acceptance Rate by a percentage equal to 100% minus any increase or plus any decrease in the Bankers' Acceptance Reserve percentage then in effect over the Bankers' Acceptance Reserve Percentage in effect as of December 1, 1995, which is zero (0).

     "Bankers' Acceptance Reserve Percentage", for all Bankers Acceptance Loans comprising part of the same borrowing, means the daily average reserve percentage applicable during each day of such Bankers' Acceptance Loans under regulations issued from time to time by Canadian Banking Authorities, for determining the maximum reserve requirement (including without limitation any emergency, supplemental or other marginal reserve requirement with respect to liabilities or assets consisting of or including Bankers' Acceptance liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Bankers' Acceptance Loans is determined)).

     "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Eurocurrency Reserve Percentage", for all LIBOR Loans comprising part of the same borrowing, means the daily average reserve percentage applicable during each day of such LIBOR Loans under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including without limitation any emergency, supplemental or other marginal reserve requirement for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined)).

     "LIBOR Loans" shall mean loans bearing interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

     "LIBOR Rate" shall mean for any calendar week commencing on Tuesday of such week, the London Interbank Offered Rate (LIBOR) for one-month deposits for U.S. Loans, in U.S. Dollars as published in The Wall Street Journal on (a) the Monday immediately preceding, or (b) if any such Monday is not a business day, then on the business day immediately preceding such Monday.

     "LIBOR Rate (Reserve Adjusted)" shall mean, for loans, the rate per annum obtained by dividing the applicable U.S.LIBOR Rate by a percentage equal to 100% minus any increase or plus any decrease in the Eurocurrency Reserve percentage then in effect over the Eurocurrency Reserve
     Percentage in effect as of December 1, 1995, which is zero (0) in the United States.


2. Section 2.1.1 of the Agreement is hereby deleted in its entirety and restated to read as follows:

     Interest. Gehl Company agrees to pay interest to DFS, payable as provided in Section 2.2, on the average daily outstanding balance under the Credit Facility, at a rate as follows:

     (A) U.S. Loans. The unpaid principal amount of the U.S. Loans shall bear interest for a particular week at a rate per annum equal to the U.S. LIBOR Rate (Reserve Adjusted) in effect for that week, plus (1) for December, 1995, one percent (1.0%) per annum, and (2) on and after January 1, 1996, two percent (2.0%) per annum.
     (B) Canadian Loans. The unpaid principal amount of the Canadian Loans shall bear interest for a particular week at a rate per annum equal to the Bankers' Acceptance Rate (Reserve Adjusted) in effect for that week, plus (1) for December, 1995, one percent (1.0%) per annum, and (2) on and after January 1, 1996, two and one-half percent (2.5%) per annum.

3. Section 2.1.2 of the Agreement is hereby deleted in its entirety and restated to read as follows:

     Charges. Gehl Company agrees to pay to DFS, on December 31, 1995, December 31, 1996 and December 31, 1997, an annual line fee (hereinafter sometimes referred to as a "charge") equal to the lesser of (a) Twenty-five Thousand Dollars ($25,000.00); and (b) the highest charges from time to time permitted by applicable law (and amounts received from Gehl Company in excess of such highest rate from time to time permitted by applicable law will be considered reductions of principal to the extent of such excess).

4. Section 2.1.4 of the Agreement, Non-Use of Credit Facility Fee, is hereby deleted in its entirety.

5. The third sentence of Section 2.2(a) of the Agreement is hereby deleted in its entirety and restated to read as follows:

     Interest and any charges on U.S. Loans that remain outstanding after the foregoing due date shall be assessed a finance charge equal to the LIBOR Rate (Reserve Adjusted) plus four and one-half percent (4.5%) per annum on such outstanding amounts until paid in full. Interest and any charges on Canadian Loans that remain outstanding after the foregoing due date shall be assessed a finance charge equal to the Bankers' Acceptance Rate (Reserve Adjusted) plus five percent (5.0%) per annum on such outstanding amounts until paid in full.

6. Section 6.3 of the Agreement is hereby deleted in its entirety and restated as follows:

     Gehl Company will at all times maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Thirty-five Million Dollars ($35,000,000.00). Gehl Company will also at all times maintain a ratio of Debt to Tangible Net Worth and Subordinated Debt of not more than three and six tenths to one (3.6:1). For purposes of this
     Section: (i) "Debt" means the total sum of all creditor claims against Gehl Company minus Subordinated Debt; (ii) "Tangible Net Worth" means the net book value of assets less liabilities determined on a consolidated basis and in accordance with generally accepted accounting principles ("GAAP") consistently applied, excluding from such assets all Intangibles; (iii) "Intangibles" means and includes general intangibles (as that term is defined in the Uniform Commercial Code), accounts receivable from officers, directors and stockholders, and affiliated companies, leasehold improvements net of depreciation, licenses, good will, prepaid expenses, covenants not to compete, the excess of cost over book value of acquired assets, franchise fees, organizational costs, finance reserves held for recourse obligations, capitalized research and development costs, the categories of assets listed on Exhibit C attached hereto which are marked as "intangible," and such similar intangible assets under GAAP; (iv) "Subordinated Debt" means all of Gehl Company's indebtedness which is subordinated to the payment of its liabilities to DFS by an agreement in form and substance satisfactory to DFS; and (v) "Net Income" and "Net Losses" means the net income or net loss of Gehl Company for such period after provision for income taxes, determined in accordance with GAAP. Gehl Company will report its Tangible Net Worth and Debt to Tangible Net Worth ratio to DFS quarterly, in accordance with
     Section 6.1(m)(2) of this Agreement. If Gehl Company violates any of the foregoing financial covenants to DFS, the parties agree (a) Gehl Company will pay interest to DFS, payable as provided in Section 2.1, on the average daily outstanding balance under the Credit Facility, at a rate that is the lesser of (i) (A) in the case of U.S. Loans, four and one-half percent (4.5%) per annum higher than the U.S. LIBOR Rate then in effect, (B) in the case of Canadian Loans, five percent (5.0%) per annum higher than the Bankers' Acceptance Rate then in effect, and (ii) the highest rate from time to time permitted by applicable law from the time when Gehl Company violates any of the financial covenants until such time as Gehl Company has cured its violation of its financial covenants to DFS; (b) DFS may elect in its sole discretion, to amend its eligibility formula of and its advance rate against the Accounts; and (c) DFS may elect to declare Gehl Company in default under this Agreement and exercise any of DFS' rights pursuant to Section 7 of this Agreement.

7. Section 8.1 of the Agreement is hereby deleted in its entirety and restated to read as follows:

     Term. This Agreement shall terminate on December 31, 1998. This Agreement may not be terminated by either party prior to December 31, 1998, other than as a result of any Default by Gehl Company or any default by DFS hereunder. Gehl Company and DFS agree that in the event this Agreement shall have been terminated prior to December 31, 1998, ITT's liquidated damages hereunder shall include, in addition to principal, interest, charges and expense reimbursements that are then owed and unpaid, (i) for any termination during 1995, an amount equal to Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500.00), or (ii) for any termination during 1996, Two Hundred Forty Three Thousand Seven Hundred Fifty ($243,750.00); provided, however, that Gehl Company shall not have any liability to DFS for any liquidated damages for any termination that is effective after December 31, 1996. Gehl Company agrees that DFS' actual damages in such event are difficult to calculate, and that such measure of damages reflects a fair and reasonable agreement. Such damages shall be payable immediately, upon the date of termination, without discount to present value. In no event shall Gehl Company be entitled to the return of all or any portion of any annual or other charge payable hereunder, notwithstanding any subsequent termination hereof. The parties agree to consider and negotiate in good faith an extension or renewal of this Agreement beginning not later than six (6) months prior to the termination date hereof.

8.   The following provisions are incorporated into the Agreement:

     10.  ADDITIONAL TERMS
     10.1 Increased Cost. If, as a result of any law, regulation, treaty or directive, or any change therein, or in the interpretation or application thereof or compliance by DFS with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or instrumentality:

               (a) the basis of taxation of payments to DFS (for purposes of this Section 10.1, "DFS" shall also refer to any affiliates of DFS engaged in the funding of the lending obligations hereunder) of the principal or of interest on any LIBOR Loan or Bankers' Acceptance Loan (other than taxes imposed on the overall net income of DFS by the jurisdiction in which DFS has its principal office) is changed;

               (b) any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, DFS are imposed, modified or deemed applicable; or

               (c) any other condition affecting this Agreement or the LIBOR Loans or Bankers' Acceptance Loans is imposed on DFS or the interbank eurodollar market or Canadian Bankers' Acceptance market;

               and DFS determines that, by reason thereof, the cost to DFS of making or maintaining any of the LIBOR Loans or Bankers'
               Acceptance Loans is increased, or the amount of any sum receivable by DFS hereunder in respect of any of the LIBOR Loans or Bankers' Acceptance Loans is reduced;

               then, Gehl Company shall pay to DFS upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to Gehl Company) such additional amount or amounts as will compensate DFS for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage or Bankers' Acceptance Reserve Percentage). DFS' determinations for purposes of this Section of the additional amounts required to compensate DFS in respect of the foregoing shall be conclusive, absent manifest error.

     10.2 Eurodollar Deposits or Bankers' Acceptances Unavailable or Interest Rate Unascertainable. In the event that prior to any week DFS shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for that relevant week are not available to DFS in the interbank eurodollar market or Bankers' Acceptances market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate or Bankers' Acceptance Rate applicable to such period or term, as the case may be, DFS shall promptly give notice of such determination to Gehl Company. The rate in effect after the date of such notice for all loans shall be equal to the Prime Rate (U.S. or Canadian, as applicable) plus the Margin (as defined below), whether the Margin is a positive or negative number ("Prime Rate Loans"). The term
          "Margin" as used herein shall mean (1) as to U.S. Loans, the remainder of (i) the last determinable U.S. LIBOR Interest Rate, less (ii) the then current U.S. Prime Rate; and (2) as to Canadian Loans, the remainder of (i) the last determinable Bankers' Acceptance Rate, less (ii) the then current Canadian Prime Rate.

     10.3 Changes in Law Rendering LIBOR Loans or Bankers' Acceptance Loans Unlawful. If at any time due to any new law, treaty or regulation, or any change of any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to December 1, 1995, it shall become unlawful for DFS to fund any LIBOR Loan or Bankers' Acceptance Loan which it is committed to make hereunder, the obligation of DFS to provide LIBOR Loans or Bankers' Acceptance Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change shall make it unlawful to continue LIBOR Loans or Bankers' Acceptance Loans previously made by it hereunder, DFS shall, upon the happening of such event, notify Gehl Company thereof in writing stating the reasons therefor, and Gehl Company shall, if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such unlawful LIBOR Loans or Bankers' Acceptance Loans to Prime Rate Loans, bearing interest at a rate per annum equal to the U.S. Prime Rate or Canadian Prime Rate, as applicable, plus the Margin, as defined in Section 10.2, or pay to DFS in full all such LIBOR Loans or Bankers' Acceptance Loans and terminate this Agreement without any penalty or premium whatsoever.

     10.4 Capital Adequacy. If DFS shall determine at any time after the Effective Date that the adoption of any law, rule, guideline or regulation regarding capital adequacy, or compliance with any law, rule, guideline or regulation regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by DFS with any request or directive or compliance with any law, rule, guideline or regulation regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on DFS' capital as a consequence of its obligations hereunder to a level below that which DFS could have achieved but for such adoption, change or compliance (taking into consideration DFS' policies with respect to capital adequacy) by an amount deemed by DFS to be material, then Gehl Company shall pay to DFS upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement, as will compensate DFS for such reduction. Any such demand by DFS hereunder shall be in writing, and shall set forth the reasons for such demand and copies of all documentation reasonably relevant in support thereof. Determinations by DFS for purposes of this Section 10.4 of the additional amount or amounts required to compensate DFS in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, DFS may use any reasonable averaging and attribution methods.

     10.5 Indemnity. The Gehl Company will indemnify DFS against any loss or expense which DFS may sustain or incur, including without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain a loan as a consequence of any failure by Gehl Company to make any payment when due of any amount due hereunder in connection with a LIBOR Loan or Bankers' Acceptance Loan.

     10.6 Discretion as to Manner of Funding LIBOR Loans. Notwithstanding any provision of this Agreement to the contrary, DFS shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if DFS had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of each LIBOR Loan and bearing an interest rate equal to the LIBOR Rate. DFS may, if it so elects, fulfill any commitment to make LIBOR Loans by causing a foreign affiliate to make or continue such LIBOR Loans, provided, however, that in such event such Loans shall be deemed for the purposes of this Agreement to have been made by DFS, and the obligation of the Gehl Company to repay such Loans shall nevertheless be to DFS and shall be deemed held by DFS, to the extent of such Loans, for the account of such branch or affiliate.

9. All references in the Agreement to "ITT Commercial Finance Corp." are amended to read "Deutsche Financial Services Corporation" and all references in the Agreement to "ITT" are amended to read "DFS". All references in this Agreement to "ITT Commercial Finance, a division of ITT Industries of Canada Ltd." are amended to read "Deutsche Financial Services Canada Corporation" and all references in this Agreement to "ITT Canada" are amended to read "DFSC". Gehl Company acknowledges that ITT Canada assigned all of its rights under this Agreement to DFSC, that DFSC is substituted for ITT Canada and consents to such assignment and substitution. Gehl Company further agrees that DFSC may at any time assign all of its rights under this Agreement to DFS without notice or penalty.

10. All other terms as they appear in the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Amended and Restated Loan and Security Agreement as of this 1st day of December, 1995.

GEHL COMPANY                       HEDLUND MARTIN, INC.

By:  W.D. Gehl                     By:  W.D. Gehl
Its: President                     Its: President

By:  K.F. Kaplan                   By:  K.F. Kaplan
Its: Vice President                Its: Treasurer

GEHL POWER PRODUCTS, INC           DEUTSCHE FINANCIAL SERVICES CORPORATION

By:  W.D. Gehl                     By:  Geoff D. Lyon
Its: President                     Its: Division President

By:  K.F. Kaplan
Its: Treasurer                     DEUTSCHE FINANCIAL SERVICES
                                   CANADA CORPORATION (f/k/a ITT
                                   Commercial Finance, a division of
                                   ITT Industries of Canada Ltd.)
                                   By:  Geoff D. Lyon
                                   Its: Division President